Exhibit 10.4

Fiscal Year 2009 Annual Base Salaries for Named Executive Officers
Effective April 20, 2008

Fiscal 2009
Name	Title	Base Salary
Alexander W. Smith	President and Chief Executive Officer	$ 1,050,000
Charles H. Turner	Executive Vice President and Chief Financial Officer	$ 460,000
Jay R. Jacobs	Executive Vice President, Merchandising	$ 420,000
David A. Walker	Executive Vice President, Planning and Allocations	$ 370,000

Effective March 2, 2008 (the beginning of the Company’s fiscal 2009) the Company discontinued the payment of allowances for club dues, automobile expenses, financial planning and tax preparation, and reimbursement for certain medical expenses. In order to maintain a competitive position within the retail industry with respect to total compensation and in consideration of the discontinuance of these benefits, there was a one-time adjustment to the named executive officers’ base salaries; otherwise, the base salaries were unchanged from the prior fiscal year.